                           REORGANIZATION AGREEMENT

  This Reorganization Agreement ("Agreement") is made and entered into this 15th day of June, 1999, between and among (i) National Air Corporation, a Nevada corporation, which is referred to herein as "Company," (ii) Berensgallery.com, Inc., a Nevada corporation, which is referred to herein as "BGC," and (iii) those persons identified in Schedule A attached hereto, who are the beneficial owners of 2,900,000 shares of common stock of BGC, $.001 par value per share, which constitutes 100% of the issued and outstanding capital stock of BGC (the "BGC Shareholders").

  WHEREAS, the BGC Shareholders, as set forth in Schedule A-1 hereto, own and have the right to sell, transfer and convey, 2,900,000 shares of BGC's common stock which constitutes one hundred percent (100%) of the issued and outstanding capital stock of BGC; and

  WHEREAS, the BGC Shareholders have agreed to deliver 2,900,000 shares of BGC's common stock which constitutes one hundred percent (100%) of the issued and outstanding shares of common stock of BGC to the Company in exchange for 2,900,000 newly issued shares of the Company's $.001 par value per share common stock; and

  WHEREAS, the parties hereto wish to formalize the above mentioned agreements and thereafter accomplish such exchange on the terms and conditions set forth herein.

  NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto have agreed and by these presents do hereby agree as follows:

  1. REPRESENTATIONS AND WARRANTIES BY BGC AND THE BGC SHAREHOLDERS. BGC and the BGC Shareholders, hereby jointly and severally make the following express representations and warranties to the Company:

     A. BGC is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to own its property and carry on its business in the State of Nevada. Copies of BGC's Certificate of Incorporation and By-Laws have heretofore been furnished to the Company by BGC and/or the BGC Shareholders, and all such copies are true, correct and complete copies of the original Articles of Incorporation and By-Laws including all amendments thereto.

     B. BGC has the corporate authority to issue a total of 50,000,000 shares of common stock, of which 2,900,000 shares have been issued and are outstanding.

     C. The BGC Shareholders have full power and authority to exchange the 2,900,000 shares of BGC's common stock which are held by them upon the terms and conditions provided for in this Agreement, and said shares of common stock have been duly and validly issued and will be free and clear of any lien or other encumbrance on the Closing Date specified herein.

     D. The BGC balance sheet dated May 31, 1999 (the "Balance Sheet") contain substantially true and correct statements concerning BGC and the financial condition of BGC's assets and liabilities as of such date. Except as described in this Agreement or disclosed to the Company in writing, BGC has not:

            (1) issued any additional shares of its capital stock, or any options to acquire such stock, to any person;

            (2) paid or declared any dividends or distributions of capital, surplus, or profits with respect to any of its issued and outstanding shares of capital stock; or

            (3) entered into any other transaction or agreement which would, or might, materially impair the shareholder's equity of BGC.

     E. Since May 31, 1999, and except as provided herein or disclosed to the Company in writing, BGC has not engaged in any material transactions other than transactions in the normal course of the operation of its business, which would, or might, materially impair the shareholder's equity of BGC as reflected in the Balance Sheet.

     F. BGC is not involved in any pending or threatened litigation which would, or might, materially affect its financial condition and which has not been:

            (1) disclosed in the Balance Sheet, or

            (2) disclosed to the Company in writing.

     G. BGC has good and marketable title to all of the property and assets free and clear of any and all liens, encumbrances or restrictions, except for:

            (1) taxes and assessments which may become due and payable in the ordinary course of business; and

            (2) easements or other minor restrictions with respect to its property which do not materially affect the present use of such property.

     H. There are no unpaid assessments or proposed assessments of State or Federal income taxes pending against BGC and all liabilities for Federal and State income or franchise taxes, as shown on the tax returns filed, or to be filed, by BGC, have been paid or the liability therefor has been provided for and all Federal and State income or franchise taxes for periods subsequent to the periods covered by said returns likewise have been paid or adequately accrued; except where the failure to pay would not have a material adverse effect on the business of BGC.

     I. The BGC Shareholders are acquiring the common stock of the Company, solely for their own accounts, for investment, and not with a view to any subsequent "distribution" thereof within the meaning of the Act. The BGC Shareholders understand that the Company's common stock has not been registered under the Act or securities laws of any State ("State Act") by reason of the specific exemptions therefrom, which exemptions depend in part upon their subjective investment intent as expressed herein.

     J.     The BGC Shareholders hereby acknowledge that:

            (1) They are an "Accredited Investor" as such term is defined in Regulation D promulgated under the Act, or they have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed exchange of BGC's securities for securities of the Company, and

            (2) They are able to bear the economic risks of the investment in the Company's securities and they are able to protect their own interests in an investment of this nature.

  BGC and the BGC Shareholders further represent and warrant that all of the representations and warranties set forth above are true as of the date of this Agreement, shall be true at the Closing Date and shall survive the Closing for a period of one year from the Closing Date.

  2. REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The Company hereby makes the following express representations and warranties to BGC and the BGC
Shareholders:

     A. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and Utah and has the corporate power to own its properties and carry on its business as now being conducted. Certified copies of the Company's Articles of Incorporation and By-Laws have heretofore been furnished to BGC by the Company, and all such copies are true, correct and complete copies of the original Articles of Incorporation and By-Laws including all amendments thereto.

     B. The Company has the corporate authority to issue a total of 20,000,000 shares of $.001 par value per share common stock, of which 737,505 shares are presently issued and outstanding, and an aggregate of 862,495 shares will be issued at or prior to the Closing Date to the persons and in the amounts set forth on Schedules B and C. The Company has the corporate authority to issue a total of 1,000,000 shares of $.25 par value per share Class A preferred stock, of which 0 shares are presently issued and outstanding. The Company has the corporate authority to issue a total of 1,000,000 shares of $.10 par value per share Class B preferred stock, of which 0 shares are presently issued and outstanding. As of the date of Closing, there are not any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the Company's capital stock, pursuant to which the Company is or may become obligated to issue shares of the Company's common stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. All of the shares of the Company's common stock have the same voting and other rights.

     C. On June 17, 1997, the Company filed a registration statement with the Securities and Exchange Commission ("SEC") on Form 10-SB. As of August 16, 1997, the Company has been a reporting company pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). With respect to the above filing, as well as any amendments to the above filing, the Company has received comments from the SEC and has responded to such comments to the satisfaction of the SEC.

     D. Since the conclusion of such public registration, the Company has continued to report under Section 13 of the Exchange Act. On or about the Closing date hereunder, the Company will have filed forms necessary to make it current in all reporting requirements under the Exchange Act. The Company has not received any comments from the SEC with respect to any of the Company's filings under the Exchange Act, with the exception of the Form 10-SB (and any amendments thereto). The Company is not now, and has never been subject to, any formal or informal SEC enforcement proceedings.

     E. Subsequent to the Closing Date of this Reorganization Agreement, the Company will file an amendment to its Articles of Incorporation and adopt such resolutions as necessary for the purpose of changing the name of the Company to "Berensgallery.com, Inc."

     F. The audited Financial Statements of the Company which are set forth in the Company's most recent filings on Form 10-KSB for the period ended December 31, 1998 and on Form 10-QSB for the period ended March 31, 1999 (the "Financial Statements") constitute substantially true and correct statements of the financial condition of the Company and the Company's assets, liabilities and income as of such date. Since March 31, 1999:

            (1) there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of the Company; or (ii) any damage, destruction, or loss to the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of the Company;

            (2) the Company has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of the Company; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees whose monthly compensation exceeds $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

            (3) the Company has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Company balance sheet; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $1,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

            (4) to the best knowledge of the Company, has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of the Company.

     G. The Company, subject to obtaining shareholder approval of the proposed amendments to its Articles of Incorporation, as contemplated hereby, which the Company hereby agrees to faithfully undertake and complete, has the corporate power and authority to execute and perform all of its duties and obligations under the terms of this Agreement and to issue and deliver to the BGC Shareholders, those shares of its $.001 par value per share common stock that are required to be issued and delivered under the terms of this Agreement.

     H. The execution and delivery of this Agreement, and the issuance of the Company's $.001 par value per share common stock required to be issued hereunder, will have been duly authorized by all necessary corporate action and neither the execution nor delivery of this Agreement nor the issuance of the Company's $.001 par value per share common stock, nor the performance, observance or compliance with the terms and provisions of this Agreement will violate any provision of law, any order of any court or other governmental agency, the Articles of Incorporation or By-Laws of the Company or any indenture, agreement or other instrument to which the Company is a party, or by which it is bound or by which any of its property is bound.

     I. The Company is not involved in any pending or threatened litigation which would, or might, materially affect its financial condition and which has not been:

            (1) provided for in the Financial Statements filed with the SEC, or

            (2)   disclosed to BGC and the BGC Shareholders in writing.

     J. The Company has duly and timely filed or prior to Closing will file with any federal, state, local or foreign governmental taxing authority, body or agency, all federal, state, local and foreign tax returns, declarations, reports estimates, informational returns and statements (collectively ("Returns") required to be filed or sent by or on behalf of the Company, at or prior to the date of Closing, and all such Returns are or will be true, correct and complete. There are no unpaid assessments or proposed assessments of State or Federal income taxes pending against the Company. All liabilities for Federal and State income or franchise taxes, as shown on the tax returns filed, or to be filed, by the Company, have been paid or the liability therefor has been provided for in the attached Balance Sheet and all Federal and State income or franchise taxes for periods subsequent to the periods covered by said returns likewise have been paid or adequately accrued; except where the failure to pay would not have a material adverse effect on the business of the Company.

     K. The shares of the Company's $.001 par value per share common stock which will be delivered to the BGC Shareholders pursuant to the terms of this Agreement will, on delivery in accordance with the terms hereof, be duly authorized, validly issued and fully paid and non assessable.

     L. On the Closing Date, the Company will cause the following individuals to be elected to the Company's Board of Directors: Marc
            I. Berens, Yolana Berens and William Ranshaw.

     M.     The consummation of the transaction contemplated hereby will not:
            (i) violate any provision of the charter, By-laws or other organizational documents of the Company, (ii) Violate in any material respect any statute, ordinance, rule, regulations, order or decree of any court of any governmental or regulatory body, agency or authority applicable to the Company, (iii) require the filing with, or the obtaining of any permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (iv) result in a material violation, termination or breach of, conflict with, constitute (with or without the giving of notice or lapse of time or both ) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company, result in the forfeiture of any rights, entitlements or privileges under, create any right or entitlement including without limitation, to employment or compensation) not expressly provided for herein, or require the consent or approval of any party under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit agreement, lure, agreement or other instrument or obligation to which the Company is a party, except for such violations, filings, consents, approvals, notices, terminations, breaches, conflicts, defaults, security interests, charges, encumbrances, forfeitures, rights and entitlements that would not, individually or in the aggregate, have a materially adverse effect on the condition of the Company taken as a whole.

     N. Except as set forth in the audited balance sheet of the Company as set forth in the Company's SEC filings, the Company has no material claims against it, liabilities or indebtedness, contingent or otherwise. The Company does not know or have reason to know of any basis for the assertion against the Company of any liability of any material nature or in any material amount not fully reflected or reserved against in the Company's audited balance sheet.

     O. There is no legal, administrative, arbitral or other proceedings claim, action, cause of action or governmental investigation of any nature seeking to impose, or that could result in the imposition, on the Company of any liability easing under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, pending or threatened against the Company, which would be required to be disclosed pursuant to
            Item 103 or 303 of Regulation SK (17 CFR 229). To the best knowledge of the Company there is no reasonable basis for any such proceeding, claim action, or governmental investigation that would impose any such liability; and the Company is not subject to any agreement order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency third party imposing any such liability.

     P. The Company has not established, maintained or contributed to any employee benefit plans. As used herein, the term "Employee Benefit Plans" means all employee benefit plans within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As of the date of Closing all other plans, including but not limited to, programs and arrangements providing profit sharing, retirement, pension, savings, thrift, deferred compensation, stock option, stock purchase, group insurance, accident, sickness, medical, dental, disability, have been terminated and there are no continuing obligations by the Company pursuant to said plans. All vacation pay, severance pay, incentive compensation and bonuses have been paid, and there are no continuing obligations by the Company.

  The Company further represents and warrants that all of the representations and warranties set forth above are true as of the date of this Agreement, shall be true at the Closing Date and shall survive the closing for a period of one year from the Closing Date.

  3. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company hereunder shall be subject to the following conditions:

     A. The Company shall not have discovered any material error, misstatement or omission in any of the representations and warranties made by BGC, and/or the BGC Shareholders herein and all the terms and conditions of this Agreement to be performed and complied with have been performed and complied with.

     B. There shall have been no substantial adverse changes in the financial condition, business or operations of BGC from the date of this Reorganization Agreement, until the Closing Date, except for changes resulting from operations in the usual and ordinary course of its business, and between such dates no business and assets of BGC shall have been materially adversely affected as the result of any fire, explosion, earthquake, flood, accident, strike, lockout, combination of the workmen, taking over of any such assets by any governmental authorities, riot, activities of armed forces, or Acts of God or of the public enemies.

  4. CONDITIONS TO THE OBLIGATIONS OF THE BGC SHAREHOLDERS AND BGC. The obligations of the BGC Shareholders and BGC hereunder are subject to the following conditions:

     A. The BGC Shareholders and BGC shall not have discovered any material error or misstatement in any of the representations and warranties made by the Company herein and all the terms and conditions of this Agreement to be performed and complied with by the Company have been performed and complied with.

     B. There shall have been no substantial adverse changes in the financial condition, business or operations of the Company, except for changes resulting from those operations in the usual ordinary course of the business, and no business and assets of the Company shall have been materially adversely affected as the result of any fire, explosion, earthquake, flood, accident, strike, lockout, combination of the workmen, taking over of any such assets by any governmental authorities, riot, activities of armed forces, or Acts of God or of the public enemies.

  5. CLOSING DATE. The Closing of this Agreement ("Closing Date") shall take place on or before June 15, 1999.

  6. EXCHANGE OF SECURITIES. Subject to the terms and conditions set forth herein, At the time of the Closing referred to in Section 5 hereof, the Company will issue and deliver, or cause to be issued and delivered to the BGC Shareholders identified in Schedule A-1 hereto certificates evidencing the ownership of the securities as designated therein and concurrently therewith the BGC Shareholders identified in Schedule A-1 hereto shall directly or through their agent deliver or cause to be delivered to the Company, certificates evidencing the ownership of securities as designated therein, all duly endorsed to the Company.

  7. ACTIONS AT THE CLOSING. At the Closing of this Agreement, the Company and the BGC Shareholders will each deliver, or cause to be delivered to the other, the securities to be exchanged in accordance with Section 6 of this Agreement and each party shall pay any and all Federal and State taxes required to be paid in connection with the issuance and the delivery of their own securities. All stock certificates shall be in the name of the party to which the same are deliverable. In addition to the above mentioned exchange of certificates, the following transactions will take place at the Closing Date.

     The Company will deliver to the BGC Shareholders and BGC:

     A. Duly certified copies of corporate resolutions and other corporate proceedings taken by the Company to authorize the execution, delivery and performance of this Agreement;

     B. A certificate executed by a principal officer of the Company attesting to the fact that all of the foregoing representations and warranties of the Company are true and correct as of the Closing Date and that all of the conditions to the obligations of the BGC Shareholders, which are to be performed by the Company have been performed as of the Closing Date;

  C. A certificate of corporate good standing for the Company from the State of Nevada and Utah which shall be dated no more than 60 days prior to the Closing Date; and

  D. An incumbency certificate including the Company's Articles of Incorporation (including any amendments thereto), By-Laws (including any amendments thereto), and Corporate Resolutions.

  E. A letter executed by Jeff Jensen, agreeing to "backup" the representations made by the Company in Section 2 hereof, as well as a lock up letter, and aggress to forgive his shareholder loan.

  F. Delivery by Eurotrade of the following: (i) an escrow agreement evidencing 200,000 shares of the Company common stock issued to Eurotrade (or agents thereof) placed in escrow to be canceled by the Company unless Eurotrade itself, or through third parties, introduced to BGC by Eurotrade, shall raise gross proceeds of $1 million in equity financing for BGC on or before December 31, 1999; and (ii) $73,501 of money currently being held in escrow by Eurotrade or if such funds are not delivered at Closing, an escrow agreement evidencing a total of 100,000 shares held by Eurotrade (or its agents) placed in escrow to be canceled unless $73,501 dollars has been delivered to BGC within 1 month from the date hereof.

  The BGC Shareholders and BGC  will deliver to the Company:

  A. Duly certified copies of corporate resolutions and other corporate proceedings taken by BGC to authorize the execution, delivery and performance of this Agreement;

  B. A certificate of corporate good standing for BGC from the Secretary of State of the State of Nevada and Texas which shall be dated no more than 60 days prior to the Closing Date; and

  C. A certificate by a principal officer of BGC that each of the representations and warranties of the BGC are true and correct as of the Closing Date and that all of the conditions to the obligations of the Company which are to be performed by BGC and have been performed as of the Closing Date.

  D. An incumbency certificate including the Company's Articles of Incorporation (including any amendments thereto), By-Laws (including any amendments thereto), and Corporate Resolutions.

  8. CONDUCT OF BUSINESS. Between the date hereof and the Closing Date, BGC shall conduct its business in the same manner in which it has heretofore been conducted and the Shareholders will not permit BGC to (1) enter into any contract, other than in the ordinary course of business, or (2) declare or make any distribution in the nature of a dividend or return of capital to the BGC Shareholder's, without first obtaining the written consent of the Company.

  9. BOARD OF DIRECTORS. On the Closing, the Board of Directors of the Company shall have a meeting, at which all of the present directors of the Company shall resign, and they shall fill the vacancies created by their respective resignations, as members of the Company's Board of Directors, in accordance with the By-Laws of the Company, with such individuals as set forth in Section 2(L).

  10. FUTURE REGISTRATION. The BGC Shareholders understand that because the Company's common stock has not been registered under the Act or any State Act, they must hold the Company's common stock for investment purposes, and cannot dispose of any or all of them unless such they are subsequently registered under the Act and any applicable State Act, or exemptions from registration are available. The BGC Shareholders further understand that the Company may, as a condition to the transfer of any of the shares of the Company's common stock requires that the request for transfer be accompanied by an opinion of counsel, in form and substance satisfactory to the Company, provided at such BGC Shareholder's expense, to the effect that the proposed transfer does not result in violation of the Act or any applicable State Act, unless such transfer is covered by an effective registration statement under the Act and is in compliance with all applicable State Acts.

  11. TRANSFERABILITY. All shares of the Company's common stock which are issued to the BGC Shareholders, pursuant to the terms of this Agreement shall be "restricted securities" within the meaning of Rule 144 of the Act. The Company shall issue stop transfer instructions to the transfer agent for its common stock and shall place the following legend on the certificates representing such stock.

       "The securities represented by this certificate have been acquired pursuant to a transaction effected in reliance upon an exemption under the Securities Act of 1933, as amended (the "Act"), and have not been the subject to a Registration Statement under the Act or any state securities act. The securities may not be sold or otherwise transferred in the absence of such registration or applicable exemption therefrom under the Act or any applicable state securities act."

  12. ACCESS TO INFORMATION. Concurrently herewith, the Company has delivered to the BGC Shareholders correct and complete copies of all documents and records requested by the Shareholders. In addition, the BGC Shareholders have had the opportunity to ask questions of, and received answers from, officers and directors of the Company, and persons acting on its behalf concerning such information and the terms and conditions of the Agreement, and have received sufficient information relating to the Company to enable them to make an informed decision with respect to the acquisition of the common stock.

  13. NO SOLICITATION. At no time were the BGC Shareholders presented with or solicited by any leaflet, public promotion meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising in connection with their acquisition of the Company's common stock.

  14. EXPENSES. The BGC Shareholders and BGC and the Company shall each pay their respective expenses incident to this Agreement and the transactions contemplated hereby, including all fees of their counsel and accountants, whether or not such transactions shall be consummated.

  15. FINDERS. The BGC Shareholders and BGC shall indemnify and hold the Company harmless against and with respect to all claims or brokerage or other commissions relative to this Agreement or the transactions contemplated hereby, based on any agreements, arrangements, or understandings claimed to have been made by the BGC Shareholders and BGC with any third party. The Company shall indemnify and hold the BGC Shareholders and BGC harmless against and with respect to all claims for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby, based in any agreements, arrangements, or understandings claimed to have been made by the Company with any third party. Except as provided in Schedule C, each party to this Agreement represents and warrants to each other party that it has not dealt with and does not know of any person, firm or corporation asserting a brokerage, finder's or similar claim in connection with the making or negotiation of this Agreement or the transactions contemplated hereby.

  16. ATTORNEY'S FEES. In the event of any litigation among the parties related to this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs to be fixed by the court, said fees to include appeal and collection of judgment.

  17. LIMITATION ON REVERSE SPLITS. Without the prior written consent of a majority of the current Board of Directors of the Company, the Company may not execute a reverse split of the outstanding voting securities of the Company for a period of twenty-four (24) months from the execution of this Agreement.

  18. LIMITATION ON ISSUANCE OF SHARES PURSUANT TO FORM S-8. Without the prior written consent of a majority of the current Board of Directors of the Company, the Company may not register the issuance or resale of more than 500,000 shares of Company common stock, pursuant to registration on Form S-8, for a period of twelve (12) months from the execution of this Agreement.

  19. RULE 144 OPINION FOR SHARES ISSUED TO RECIPIENTS IN SCHEDULES B AND C.
The Company hereby acknowledges that it will accept the opinion of David Strawn, Esquire, current counsel to the Company, that the shares of the common stock issued to the recipients set forth in Schedules B and C were fully paid for on or prior to Closing and the Company acknowledges that it will not delay or hinder the processing of any Rule 144 opinion, provided that such subsequent transfer complies with the rules and regulations set forth in Rule 144. In the event the Company holds up the processing of such opinion in connection therewith, and such sale comports with federal and state securities laws, Company agrees to pay liquidated damages in the amount of $50,000 per occurrence.

  20. MISCELLANEOUS.

      A. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Texas, excluding any principle or provision thereof that would require application of the laws of any other jurisdiction.

      B. This Agreement shall not be assignable by either party without prior written consent of the other.

      C. All paragraph headings herein are inserted for convenience only. This Agreement may be executed in several counterparts, each of which shall be deemed an original, which together shall constitute one and the same instrument.

      D. This Agreement sets forth the entire understanding between the parties, there being no terms, conditions, warranties or representations other than those contained herein, and no amendments hereto shall be valid unless made in writing and signed by the parties hereto.

      E. This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and assigns of the BGC Shareholders and BGC and upon the successors and assigns of the Company.

      F. All notices, requests, instructions, or other documents to be given hereunder shall be in writing and sent by registered mail:

            If to BGC Shareholders or BGC:

                 Marc Ivan Berens, President
                 Berensgallery.com, Inc.
                 701 N. Post Oak Rd, Suite 350
                 Houston, Texas 77024

            With Copies to:

                 Brewer & Pritchard P.C.
                 Attention: Thomas Pritchard, Esq.
                 1111 Bagby Street
                 Suite 2450
                 Houston, Texas  77002

            If to the Company:

                 David R. Strawn, Esquire
                 1922 East Salt Sage Drive
                 Phoenix, Arizona 85048


      G. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.